T. Rowe Price Institutional Income Funds, Inc. 485BPOS

Exhibit 99.(h)(15)

T. ROWE PRICE RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of February 11, 2022, between each Acquiring Fund, severally and not jointly, (each, an “Acquiring Fund”), and each Acquired Fund, severally and not jointly, (each, an “Acquired Fund” and together with the Acquiring Fund(s), the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange

Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund(s) and the Acquired Fund(s) desire to set forth the following terms pursuant to which the Acquiring Fund(s) may invest in the Acquired Fund(s) in reliance on the Rule.

1.	Terms of Investment

(a)  In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)    In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request from the Acquiring Fund or from an Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in- kind.

(ii)    Timing/advance notice of redemptions. Acquired Funds that are mutual funds (“Acquired MF”). The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than $5 million worth of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)    Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)   In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all material conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and

(iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all material conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and

(iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Miscellaneous.

(a)	Selection of Share Classes. The Acquiring Fund acknowledges that each Acquired MF may offer various share classes and that it alone, and not the Acquired Fund, has the responsibility for determining which Acquired Fund and each share class of such Acquired Fund shall be purchased for its investment in the Acquired Fund.

(b)	In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(c)	In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

(d)	This Agreement is made and shall be construed under the laws of the State of Maryland without giving effect to principles of conflict of laws.

(e)	This Agreement may be executed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(f)	This Agreement may not be assigned by either party without the prior written consent of the other and may be amended only by a writing that is signed by each affected party.

(g)	This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter.

(h)	If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Mark Fischer Chief Financial Officer Schwab Capital Trust Schwab Annuity Portfolios 211 Main Street San Francisco, CA 94105 Email: mark.d.fischer@schwab.com With a copy to: Chief Counsel

William Presley

Vice President and Managing Legal Counsel

T. Rowe Price Associates, Inc. 4515 Painters Mill Rd.

Mail Stop OM 2470 Owings Mills, MD 21117

E-mail: William.Presley@troweprice.com

With a copy to:

Charles Schwab Investment Management, Inc. 211 Main Street San Francisco, CA 94105	Eric Wagner Vice President and General Manager T. Rowe Price Associates, Inc. 100 East Pratt St. Mail Stop P.04Y48 Baltimore, MD 21202 Email: Eric.Wagner@troweprice.com

6.	Term and Termination;

(a)  This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)  This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

T. Rowe Price Institutional Income Funds, Inc.

on behalf of each of the Acquired Funds listed on Schedule A

Signature: /s/Fran Pollack-Matz Name: Fran Pollack-Matz
Title: Secretary and Vice President of the Funds

SCHWAB CAPITAL TRUST

SCHWAB ANNUITY PORTFOLIOS, on behalf of each of the Acquiring Funds listed on Schedule A

Signature: /s/ Mark Fischer Name: Mark Fischer
Title: CFO

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds

Schwab Capital Trust
Schwab Balanced Fund	Institutional Floating Rate Fund
Schwab MarketTrack All Equity Portfolio Schwab MarketTrack Balanced Portfolio Schwab MarketTrack Conservative Portfolio Schwab MarketTrack Growth Portfolio
Schwab Monthly Income Fund - Enhanced Payout Schwab Monthly Income Fund - Maximum Payout Schwab Monthly Income Fund - Moderate Payout Schwab Target 2010 Fund

Schwab Target 2015 Fund

Schwab Target 2020 Fund

Schwab Target 2025 Fund

Schwab Target 2030 Fund

Schwab Target 2035 Fund

Schwab Target 2040 Fund

Schwab Target 2045 Fund

Schwab Target 2050 Fund

Schwab Target 2055 Fund

Schwab Target 2060 Fund

Schwab Target 2065 Fund

Schwab Target 2010 Index Fund

Schwab Target 2015 Index Fund

Schwab Target 2020 Index Fund

Schwab Target 2025 Index Fund

Schwab Target 2030 Index Fund

Schwab Target 2035 Index Fund

Schwab Target 2040 Index Fund

Schwab Target 2045 Index Fund

Schwab Target 2050 Index Fund

Schwab Target 2055 Index Fund

Schwab Target 2060 Index Fund

Schwab Target 2065 Index Fund

Schwab Annuity Portfolios
Schwab VIT Balanced Portfolio
Schwab VIT Balanced with Growth Portfolio Schwab VIT Growth Portfolio